Exhibit 99.2

Update to Certain Awards for Sue Nabi

As previously disclosed in Coty’s public filings, Sue Nabi, the Company’s CEO, will receive, upon approval by the Company’s board of directors, a one-time sign-on award of restricted stock units (the “Award”) which will vest and settle in 10,000,000 shares of the Company’s Class A Common Stock, par value $0.01 per share, on each of August 31, 2021, August 31, 2022 and August 31, 2023, subject to her continued employment through each such date. The Company expects to issue the restricted stock units in the fourth quarter of fiscal 2021. The Company will recognize share-based compensation expense based on the closing stock price on the date the grant is approved by the board of directors, which would be $261 million using the closing stock price for the Class A Common Stock on April 12 of $8.70. This expense would be amortized over the underlying vesting period. In connection with this Award, Cottage Holdco B.V., the Company’s largest stockholder and a wholly-owned subsidiary of JAB Holding Company S.a r.l., has agreed to transfer to Ms. Nabi (either directly or through contributing to the Company) one-half of the total number of shares of Common Stock owed to Ms. Nabi if and when the Award vests.